SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2013
BioZone Pharmaceuticals, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-146182	20-5978559
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 608-5101
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On August 26, 2013, BioZone Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with a purchaser (the “Buyer”) pursuant to which the Company sold (i) $2,000,000 of its 10% secured convertible promissory notes (the “Note”) due one year from the date of issuance (the “Maturity Date”) and (ii) a warrant (the “Warrant”) to purchase 10,000,000 shares of the Company’s common stock, at an exercise price of $0.40 per share, for gross proceeds to the Company of $2,000,000.

The entire principal amount and any accrued and unpaid interest on the Note is due and payable in cash on the Maturity Date.  The Note bears interest at the rate of 10% per annum.  The Note is convertible into shares of the Company’s common stock at an initial conversion price of $0.20 per share, subject to adjustment.  The Company may prepay any outstanding amount due under the Note, in whole or in part, prior to the Maturity Date.  The Note is subject to certain “Events of Defaults” which could cause all amounts due and owing thereunder to become immediately due and payable. Among other things, the Company's failure to pay any accrued but unpaid interest when due, the failure to perform any obligation under the Transaction Documents (as defined below) or a determination that any representation or warranty made by the Company in connection with the Transaction Documents shall prove to have been incorrect in any material respect shall constitute an Event of Default under the Transaction Documents.

The Warrant is immediately exercisable and expires ten years after the date of issuance.  The Warrant has an initial exercise price of $0.40 per share.   The Warrant is exercisable in cash or by way of a “cashless exercise” while a registration statement covering the shares of Common Stock issuable upon exercise of the Warrant or an exemption from registration is not available.

The Company is prohibited from effecting a conversion of the Note or exercise of the Warrant to the extent that as a result of such conversion or exercise, the Buyer would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Note or exercise of the Warrant, as the case may be.

In connection with the sale of the Note and the Warrant, the Company, the Buyer and the collateral agent for other secured creditors of the Company (including our Chairman, Roberto Prego-Novo) agreed to enter into an Amended and Restated Pledge and Security Agreement (the “Security Agreement” and, collectively with the Securities Purchase Agreement, the Note and the Warrant, the “Transaction Documents”) pursuant to which all of the Company’s obligations under the Note are secured by a perfected security interest in the name of the Buyer in all of the tangible and intangible assets of the Company, including all of its ownership interest in its subsidiaries, pari pasu, with the previous secured creditors, all of which is subordinated to the accounts receivable lender to the Company.  Further, pursuant to the Security Agreement, the Buyer, the collateral agent and the prior secured creditors agreed to further subordinate the granted security interest to a security interest previously granted to another investor in the Company.

The Company has granted the Buyer “piggy-back” registration rights with respect to the shares of common stock underlying the Note and the shares of common stock underlying the Warrant for a period of twelve (12) months from the date of closing.

The Company used proceeds from the sale of the Note to repay amounts owed under outstanding promissory notes issued by the Company to its former executive vice president and for general working capital purposes.

The Note and the Warrants were issued to an “accredited investor,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

The foregoing descriptions of the Note and the Warrant are not complete and are qualified in their entirety by reference to Exhibits 10.1 and 10.2, annexed hereto.

Item 9.01. Financial Statements and Exhibits.

 (d)           Exhibits.

Exhibit No.	Description
10.1 10.2 10.3 10.4	Form of Securities Purchase Agreement Form of Note Form of Warrant Security Agreement Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

BioZone Pharmaceuticals, Inc.

Date: August 29, 2013	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: Chief Executive Officer and Chief Financial Officer